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MISSISSIPPI CHEMICAL CORPORATION (Name of Registrant as Specified in its Charter)

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MISSISSIPPI CHEMICAL CORPORATION P.O. Box 388 Yazoo City, Mississippi 39194
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 9, 2002

     As a shareholder of Mississippi Chemical Corporation, a Mississippi corporation, you are hereby given notice of, and invited to attend in person or by proxy, the Annual Meeting of Shareholders to be held at the Owen Cooper Administration Building, Highway 49 East, Yazoo City, Mississippi 39194, on Monday, December 9, 2002, at 9:00 a.m. local time, for the following purposes:

     1.     To elect three members to the Board of Directors to serve until the 2005 Annual Meeting of Shareholders.

     2.     To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on October 7, 2002, as the record date for the determination of shareholders entitled to notice of, and to vote at, such meeting and any adjournments or postponements thereof.

     You are cordially invited to attend the meeting. However, whether or not you expect to attend the meeting, to assure that your shares are represented at the meeting, please date, execute, and mail promptly the enclosed proxy card in the enclosed, stamped envelope for which no additional postage is required if mailed in the United States. You may also vote via telephone or the internet as instructed on the proxy card.
By Order of the Board of Directors, /s/ Rosalyn B. Glascoe ROSALYN B. GLASCOE Corporate Secretary

Yazoo City, Mississippi
October 16, 2002

Your vote is important. Please date, execute, and return promptly the enclosed proxy card in the envelope provided or vote via telephone or the internet as instructed on the proxy card.

The Board of Directors unanimously recommends that the shareholders vote "For" each of the nominees for director.

MISSISSIPPI CHEMICAL CORPORATION

2002 PROXY STATEMENT

VOTING AND PROXY INFORMATION

Purpose

     This Proxy Statement and the accompanying proxy card are being mailed to the shareholders of the Company(1) beginning October 16, 2002. The Board of Directors (the "Board") is soliciting proxies to be used at the 2002 Annual Meeting of Shareholders which will be held on December 9, 2002, at the time and place stated in the Notice of Annual Meeting accompanying this Proxy Statement ("Annual Meeting"). Proxies are solicited to give all shareholders of record an opportunity to vote on matters presented at the Annual Meeting.

Record Date

     Only holders of record on October 7, 2002 (the "Record Date"), are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Shares Outstanding

     On the Record Date, 26,172,879 shares of the Company's common stock were issued and outstanding.

Voting of the Shares

     Each holder of the Company's common stock will be entitled to one vote, in person or by proxy, for each share standing in such holder's name on the Company's books on the Record Date, on any matter submitted to a vote of shareholders. The presence, in person or by proxy, of holders of record of a majority of the shares entitled to vote constitutes a quorum for action at the Annual Meeting. Abstentions and broker nonvotes are counted for purposes of determining the presence or absence of a quorum for transaction of business. All shares represented by a properly executed proxy will be voted in accordance with the directions on such proxy. If no directions are given to the contrary on such proxy, the shares of the Company's common stock represented by such proxy will be voted FOR approval of all proposals presented at the meeting. It is not anticipated that any matters will be presented at the Annual Meeting other than as set forth in the Notice of Annual Meeting. If, however, other matters are properly presented at the Annual Meeting, the proxy will be voted in accordance with the best judgment of the person or persons voting the proxy.

Vote Required

     Director nominees are required to receive a plurality of votes present and voting at the Annual Meeting in order to be elected.

_______________________
     (1)     The terms "Company," "we," "us," and "our" refer to Mississippi Chemical Corporation and its wholly owned subsidiaries.

Revocability of Proxies

     A proxy for use at the Annual Meeting is enclosed with this Proxy Statement. A shareholder executing and returning a proxy may revoke it at any time prior to the voting thereof (unless the proxy conspicuously states that it is irrevocable and that appointment is coupled with an interest) either by revoking the proxy in person at the Annual Meeting or by delivering a signed written notice of revocation to the office of our Corporate Secretary (P.O. Box 388, Yazoo City, Mississippi 39194) before the Annual Meeting begins.

Solicitation of Proxies

     The expense of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling, and mailing the notice, proxy card, and Proxy Statement and the reasonable costs of brokers, nominees, and fiduciaries in supplying proxies to beneficial owners, will be paid by the Company. The solicitation will be made by use of the mails. Our transfer agent and registrar, American Stock Transfer & Trust Company ("AST"), will assist in the current solicitation, a service provided under our agreement with AST for transfer agent and registrar services. We will reimburse AST for out-of-pocket expenses associated with the solicitation.

Shareholder Proposals

     Any proposals that shareholders desire to have presented at the 2003 Annual Meeting of Shareholders must be received by us at our principal executive offices no later than July 1, 2003, for inclusion in our 2003 proxy materials.

PROPOSAL -- ELECTION OF DIRECTORS
(PROXY ITEM NO. 1)

     The Company's Articles of Incorporation provide that the Board shall consist of not fewer than 9 nor more than 15 directors, with the exact number of directors to be fixed by a majority of the Board. The Articles further require that the Board be divided into three classes, with the classes being as nearly equal in number as possible and with one class being elected each year for a three-year term. The number of directors is currently fixed at 12. The Board has voted to fix the number of directors at 11 immediately upon the conclusion of the Annual Meeting, including any adjournments or postponements thereof, because Mr. Thames will retire at such time in accordance with the Board's mandatory retirement policy.

     Three directors are nominated for election at the Annual Meeting to serve until the 2005 Annual Meeting of Shareholders. The persons named as proxies in the accompanying proxy card have indicated that they intend to vote FOR the election of the three nominees set forth below. See "Nominees for Election to Serve Until 2005." In the event that any of the nominees for election as director are not available to serve as a director at the time of election at the Annual Meeting, proxy cards may be voted for a substitute nominee as well as for the remaining nominees named herein. However, the Company's management has no reason to anticipate that any nominees will be unavailable. THE BOARD RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR SET FORTH BELOW.

Nominees for Election to Serve Until 2005

     Haley Barbour, Age 54

     Director of the Company since January 1997. For more than the past five years, Mr. Barbour has been a partner and attorney in the law firm of Barbour, Griffith & Rogers in Washington, D.C. He is also Chairman and CEO of Barbour, Griffith & Rogers, Inc., a lobbying firm. From 1993-1997, Mr. Barbour served as Chairman of the Republican National Committee.

     W. R. Dyess, Age 63

     Director of the Company since 1991. For more than the past five years, Mr. Dyess has served as President of Dyess Farm Center, Inc., in Bardwell, Texas, and ABC Ag Center, Inc., in Corsicana, Texas.

     David M. Ratcliffe, Age 53

     Director of the Company since 1994. Mr. Ratcliffe became the President and Chief Executive Officer of Georgia Power Company, an electric utility, in 1999. From 1998 until becoming President, Mr. Ratcliffe was Georgia Power's Executive Vice President and Chief Financial Officer. From 1995 to 1998, he served as Senior Vice President of External Affairs of the Southern Company, a utility holding company based in Atlanta, Georgia.

Directors Continuing to Serve Until 2004

     Reuben V. Anderson, Age 60

     Director of the Company since January 2000. For more than the past five years, Mr. Anderson has been a partner in the law firm of Phelps Dunbar LLP in Jackson, Mississippi. He is a director of Trustmark National Bank, BellSouth Corporation, The Kroger Co., and Burlington Resources Inc.

     Frank R. Burnside, Jr., Age 53

     Director of the Company since 1985. For more than the past five years, Mr. Burnside has been a farm supply dealer, Vice President and Manager of Newellton Elevator Company, Inc., Newellton, Louisiana, President of Delta Gin Co., L.L.C., and President of Panola Co., Ltd.

     Charles O. Dunn, Age 54

     Director of the Company since 1992. Mr. Dunn has been employed by the Company since 1978 and was elected President and Chief Executive Officer in April 1993. Prior to becoming President and Chief Executive Officer, he served in various positions within the Company, including Executive Vice President.

     George Penick, Age 54

     Director of the Company since July 1994. Mr. Penick is President of the Foundation for the Mid-South, a private philanthropic foundation, and has served in that position since 1990.

Directors Continuing to Serve Until 2003

     Coley L. Bailey, Age 51

     Director of the Company since 1978 and Chairman of the Board since 1988. For more than the past five years, Mr. Bailey has been engaged in farming activities in Yalobusha County, Mississippi.

     Woods E. Eastland, Age 57

     Director of the Company since July 1994. Since 1986, Mr. Eastland has been President and Chief Executive Officer of Staple Cotton Cooperative Association (Staplcotn) and its subsidiary Staple Cotton Discount Corporation (Stapldiscount), a cotton marketing cooperative and a financing cooperative, respectively, each located in Greenwood, Mississippi.

     John Sharp Howie, Age 62

     Director of the Company since 1966 and Vice Chairman of the Board since 1988. For more than the past five years, Mr. Howie has been engaged in farming activities in Yazoo County, Mississippi.

     W. A. Percy II, Age 62

     Director of the Company since 1997. Previously served as director of the Company from 1988-1994. For more than the past five years, Mr. Percy has been engaged in farming activities in Washington County, Mississippi, and other agribusiness enterprises. He is currently President and Chief Executive Officer of Greenville Compress Company, a commercial warehouse and real estate company, and was a partner in Trail Lake Enterprises, a cotton farm and gin, from 1998-2001. Mr. Percy also serves as Chairman of the Board of Staple Cotton Cooperative Association (Staplcotn) and as a director of Entergy Corporation and ChemFirst, Inc.

BOARD OF DIRECTORS AND COMMITTEES

     The Board manages the business affairs of the Company in accordance with the Mississippi Business Corporation Act, as implemented by the Company's Articles of Incorporation and Bylaws. All of the Company's directors are independent, nonemployee directors except Mr. Dunn, who is President and Chief Executive Officer. Mr. Dunn does not participate in any action of the Board that relates to executive compensation. The Board met five times in fiscal 2002. Each director spends considerable time in preparing for and attending Board and committee meetings. During fiscal 2002, each director, with the exception of Mr. Anderson and Mr. Percy, attended at least 90% of the aggregate of all meetings of the Board and of all committees on which such director served. Mr. Anderson attended 60% of all meetings and Mr. Percy attended 71% of all meetings.

Board Committees

     The Board has established four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance Committee, and the Executive Committee. The members of the committees are as follows:
Audit	Compensation	Corporate Governance	Executive
Woods E. Eastland, Chairman	John Sharp Howie, Chairman	George Penick, Chairman	Coley L. Bailey, Chairman
Haley Barbour	Frank R. Burnside, Jr.	Coley L. Bailey	Charles O. Dunn
W. A. Percy II	W. A. Percy II	W. R. Dyess	Woods E. Eastland
Wayne Thames	David M. Ratcliffe	W. A. Percy II	John Sharp Howie
George Penick

Audit Committee

     The Audit Committee met five times in fiscal 2002. The primary duties and responsibilities of the Audit Committee include recommending the appointment of independent auditors and monitoring the accounting and audit functions of the Company. The complete duties and responsibilities of the Audit Committee are set forth in its written Charter, which was amended and restated by the Board on September 27, 2002, to conform the Audit Committee's responsibilities and composition to new rules adopted by the Securities and Exchange Commission, and the provisions of the Sarbanes-Oxley Act of 2002. A copy of the amended and restated Charter is attached hereto as Exhibit 1. Each member of the Audit Committee is an independent, nonemployee director.

Compensation Committee

     The Compensation Committee met four times in fiscal 2002. Except when an applicable statute, regulation, or plan provision requires action by the full Board, the Compensation Committee establishes any general changes in wages, salaries, bonuses, perquisites and profit sharing of nonexempt and exempt employees; amends and monitors all of our qualified and nonqualified benefit plans; and establishes executive officers' salaries, bonuses, perquisites, stock and other plans; provided, however, the Compensation Committee does not establish compensation and perquisites, or monitor benefit and stock plans, of nonemployee directors. The Compensation Committee and the Board expect to amend the Compensation Committee's Charter to conform the Compensation Committee's responsibilities to the revised standards of the New York Stock Exchange, new rules adopted and to be adopted by the Securities and Exchange Commission, and the provisions of the Sarbanes-Oxley Act of 2002. Each member of the Compensation Committee is an independent, nonemployee director.

Corporate Governance Committee

     The Corporate Governance Committee met five times in fiscal 2002. Its duties and responsibilities include acting as a nominating committee for the slate of directors and officers, periodically reviewing the performance of the Board, and establishing the criteria by which Board members are to be selected and evaluated. The Corporate Governance Committee administers the Directors' Stock Plan (described below under the heading "Directors' Compensation - Nonemployee Directors' Stock Options") and recommends to the full Board compensation for directors' service to the Company. Shareholder recommendations for director nominees may be considered, but there are no established procedures for the submission of such recommendations to the Corporate Governance Committee. The Corporate Governance Committee and the Board expect to amend the Corporate Governance Committee's Charter to conform the Corporate Governance Committee's responsibilities to the revised standards of the New York Stock Exchange, new rules adopted and to be adopted by the Securities and Exchange Commission, and the provisions of the Sarbanes-Oxley Act of 2002. Each member of the Corporate Governance Committee is an independent, nonemployee director.

Executive Committee

     The Executive Committee did not meet in fiscal 2002. To the extent permitted by law and the Company's Bylaws, the Executive Committee has the authority between meetings of the Board to take all actions that the Board as a whole can take.

Certain Business Relationships

     The Securities and Exchange Act of 1934 requires the Company to disclose certain business relationships. During fiscal 2002, the Company engaged Mr. Reuben Anderson's law firm, Phelps Dunbar LLP. The Company anticipates that this relationship will continue during fiscal 2003. The Company does not consider the fees paid to be material in relation to all fees paid to outside counsel during fiscal 2002. Also, the fees were not material to Phelps Dunbar LLP in relation to its overall revenues, or material to Mr. Anderson in relation to his compensation from his law firm.

     During fiscal 2002, Newellton Elevator Company, Inc., an affiliate of Mr. Frank Burnside, purchased approximately $297,450 of fertilizer from the Company at market price.

DIRECTORS' COMPENSATION

Fees and Expenses

     During fiscal 2002, all nonemployee directors, except Mr. Bailey and Mr. Howie, received an annual retainer of $20,000 (absent the effect of the Deferred Compensation Plan described below and any irrevocable deferral election regarding the retainer made under that plan). In addition, each nonemployee director, except Mr. Bailey, received a $1,000 attendance fee for each day on which he attended a Board and/or Committee meeting and was reimbursed for related travel expenses.

     Mr. Bailey, as Chairman of the Board, received a $50,000 annual retainer (absent the effect of the Deferred Compensation Plan described below and any irrevocable deferral election made under that plan). Mr. Howie, as Vice Chairman of the Board, received an annual retainer of $30,000 (absent the effect of the Deferred Compensation Plan described below and any irrevocable deferral election made under that plan). Mr. Dunn, as President and Chief Executive Officer, received no remuneration for serving as a director.

Nonemployee Directors' Stock Options

     Pursuant to the Company's 1995 Stock Option Plan for Nonemployee Directors, as amended, restated, and approved by the Company's shareholders effective November 7, 2000 ("Directors' Stock Plan"), each nonemployee director, except Mr. Bailey and Mr. Howie, received in fiscal 2002 an annual grant of nonqualified stock options ("Director Options") to purchase 2,000 shares of the Company's common stock at the exercise price of $3.52 (the "Exercise Price"). Mr. Bailey, as Chairman of the Board, received Director Options to purchase 4,000 shares at the Exercise Price, and Mr. Howie, as Vice Chairman of the Board, received Director Options to purchase 3,000 shares at the Exercise Price. The fiscal 2002 Director Options become exercisable in 20% increments over a five-year period of time after the grant date. Under the Directors' Stock Plan, the Exercise Price for each fiscal 2002 Director Option was determined by calculating the average closing prices of the Company's stock on the New York Stock Exchange for the last 20 trading days prior to the date of the option grant.

Nonemployee Directors' Deferred Compensation Plan

     The Nonemployee Directors' Deferred Compensation Plan, which was approved by the Company's shareholders effective November 11, 1997, more closely aligns nonemployee directors' interests with those of the shareholders by requiring that they place at least 50% of their annual retainer at risk in exchange for receipt of deferred compensation based on future growth in the value of the Company's common stock. All deferrals under the plan are generally for a minimum of 18 months, which, as more particularly described in the plan, may be shortened by the director's end of service to the Board or disability, or a change in control of the Company. In addition, each nonemployee director has the option to place all or part of the other half of his annual retainer at risk for receipt of deferred compensation based on future growth in the value of the Company's common stock. All nonemployee directors exercised their rights to irrevocably elect to defer the remaining 50% of their 2002 annual retainer with the exception of Mr. Bailey, who deferred an additional 26%, and Mr. Dyess, who elected not to make an additional deferral.

     We have opened a "deferred stock account" in each nonemployee director's name on our books. This account reflects a number of shares of "deferred stock" in the Company equal to 150% of the number of shares that could have been purchased at the lesser of the market price on the first day of the retainer period (January 1) or the market price as of the July 1 immediately prior to the retainer period. Deferred stock credited to a director's account is phantom stock that provides no voting rights or other incidents of ownership of stock and constitutes merely a bookkeeping entry reflecting an unsecured debt owed by the Company to the nonemployee director. Each nonemployee director's account will be credited with dividends (expressed as a number of deferred shares) and adjusted to reflect stock splits, exchanges of stock in connection with a merger, and the like. Distributions from each nonemployee director's deferred stock account are made, at the election of the director, in the form of common stock of the Company or cash; provided, however, the Company reserves the right to make such distribution in cash. Stock distributions with respect to phantom stock are made on the basis of one phantom stock unit to one share of Company stock. Cash distributions with respect to phantom stock are made on the basis of the value of the Company's stock on the date of distribution determined by calculating the average closing price of the Company's stock on the New York Stock Exchange for the last 20 trading days prior to the distribution date.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview

     The Board has established a four-member Compensation Committee. Each member of the Committee is an independent, nonemployee director.

     Our executive compensation program is designed to attract and retain qualified executives by providing a total compensation package that is competitive with compensation packages provided by comparable organizations. In addition, the executive compensation program seeks to align the interests of management with the interests of our shareholders and to promote the enhancement of shareholder value by encouraging our executive officers to maintain a certain level of stock ownership and providing stock-based performance compensation arrangements. Through its bonus programs, the executive compensation program also encourages management to attain preset financial goals for the Company. The 2002 fiscal year executive compensation program and a specific discussion as to the compensation of Mr. Dunn, the President and Chief Executive Officer, are set forth below.

Stock Ownership Guidelines

     In order to advance its belief that shareholder value will be enhanced by tying the interests of the Company's executive officers to those of the Company's shareholders, the Compensation Committee established stock ownership guidelines for the executive officers which encourage or, in some circumstances, require each executive officer to own and maintain a certain amount of the Company's common stock at the officer's own expense. The specific guideline amount applicable to each officer is dependent on the officer's salary and position with the Company.

Base Salary

     The Compensation Committee approved the individual salary levels set forth on the Summary Compensation Table for the five highest compensated executive officers (collectively, the "Named Executive Officers") after (i) reviewing factors such as position and compensation levels for comparable positions in similar organizations (including companies represented in the Custom Composite Index now shown in the Performance Graph below under the heading "Executive Compensation - Performance

Graph"), (ii) conducting subjective individual performance evaluations that focused upon key financial criteria, such as earnings per share, return on equity and growth in shareholder value and nonfinancial performance measures, such as employee, customer and supplier relationships, environmental compliance, employee safety, productivity enhancements and management development, and (iii) considering the recommendations of Mr. Dunn regarding individual pay treatment for the Named Executive Officers other than himself. The Committee's evaluation of Mr. Dunn was based on the same criteria plus the following additional subjective criteria: his representation of the Company to investors and financial analysts, his participation in industry and community affairs, and his relationships with our customers, our lenders, the Board, and our employees.

Annual Bonuses

     The Officer and Key Employee Incentive Plan, which was approved by the Company's shareholders effective November 11, 1997, permits annual bonuses to participants selected by the Compensation Committee based on an "economic value added" concept. No bonuses are paid under the Officer and Key Employee Incentive Plan unless our "Consolidated Performance" equals our "Weighted Average Cost of Capital," all as defined in the Officer and Key Employee Incentive Plan as "Threshold Performance." We achieve Superior Performance and Extraordinary Performance when our Consolidated Performance exceeds our Weighted Average Cost of Capital by 8% and 20%, respectively. When our Consolidated Performance equals Threshold, Superior or Extraordinary Performance, each participant receives a bonus equal to his "Threshold Bonus," "Superior Bonus," or "Extraordinary Bonus" as established by the Compensation Committee. When our Consolidated Performance exceeds our Threshold Performance but is less than our Superior Performance, or exceeds our Superior Performance but is less than our Extraordinary Performance, each participant receives a bonus adjusted to reflect the extent to which our Performance exceeds Threshold or Superior Performance, as the case may be. The Compensation Committee has the discretion to reduce any Bonus down to the Threshold Bonus. The President and Chief Executive Officer's Threshold Bonus is 30% of his base salary, his Superior Bonus is 60% of his base salary and his Extraordinary Bonus is 90% of his base salary. The four other Named Executive Officers are also included in the Officer and Key Employee Incentive Plan. Their Threshold Bonuses are 15%, their Superior Bonuses are 30%, and their Extraordinary bonuses are 45%. No bonuses were paid under the Officer and Key Employee Incentive Plan with respect to fiscal years 2002, 2001 or 2000, because we did not reach Threshold Performance.

     The Named Executive Officers, along with all of our other corporate headquarters and nitrogen employees, were also eligible for a profit sharing payment under the Company's profit sharing plan of up to 10% of their base annual salaries, based solely on our nitrogen operating results during fiscal 2002. The Named Executive Officers did not receive a profit sharing payment with respect to fiscal years 2002, 2001, or 2000 because our nitrogen operating results were below the amounts required for payment.

Executive Deferred Compensation Plan

     Effective June 27, 2001, the Company terminated the Executive Deferred Compensation Plan as a result of the Company's performance and to stop the accrual of additional liabilities under the plan; however, the plan will remain in effect with regard to amounts deferred prior to the termination date of the plan.

     The Executive Deferred Compensation Plan, which was approved by the Company's shareholders effective November 11, 1997, was implemented to align participants' interests with those of the shareholders by allowing the participants to risk certain payments otherwise payable to them for deferred compensation based on future growth in the value of the Company's common stock. Prior to the plan's termination, participants could irrevocably elect, prior to the beginning of a calendar year, to defer for a minimum period of 18 months from the date of the election some or all of any profit sharing, bonus payment, and/or up to 10% of their salaries that they would otherwise receive in such calendar year.

     The Company opened a "deferred stock account" in each participant's name on the Company's books. This account reflects a number of shares of "deferred stock" in the Company equal to 150% of the number of shares that could have been purchased by the participant with the deferred amount at a purchase price equal to the lesser of (i) the market price as of the July 1 immediately prior to the calendar year in which the payment in question would otherwise have occurred or (ii) the market price on the date the deferred amount would otherwise have been paid. Market price was defined as the average closing price of the Company's stock on the New York Stock Exchange for the last 20 trading days prior to the date in question. Deferred stock provides no voting rights or other incidents of ownership of stock and constitutes merely a bookkeeping entry reflecting an unsecured debt from the Company to the participant. Each participant's account was and will be credited with dividends (expressed as a number of deferred shares) and adjusted to reflect stock splits, exchanges of stock in connection with a merger, and the like. Payment, when made, will be in the form of actual Company common stock, and the number of shares received will equal the number of deferred shares then credited to a participant's deferral account; provided, however, the Company reserves the right to make such distribution in cash. Distribution will be made on the date to which the participant elected to defer compensation, including any extensions thereof (or, as more particularly described in the plan, earlier if the participant ceases to be an employee due to separation of employment, retirement, total disability, death or unforeseeable emergency). The deferred payment will not be included in a participant's income until distribution of the stock is made from the stock deferral account. The amount taken into income will be the then market value of the Company's common stock times the number of shares received.

Stock Incentive Plan

     The Compensation Committee also administers the Company's Amended and Restated 1994 Stock Incentive Plan (the "Stock Incentive Plan"), which was approved by the Company's shareholders effective November 9, 1999. The Committee evaluated the contribution of executive officers (including the Named Executive Officers) and key employees, and based on its evaluation, granted nonqualified stock options ("Employee Options") to purchase an aggregate of 437,500 shares of the Company's common stock during the fiscal year ended June 30, 2002. The specific grants made to the Named Executive Officers are set forth in the Stock Option Grants Table below under the caption "Stock Options" contained in the description of "Executive Compensation." Individual grants are based primarily on the grantee's level of responsibility and potential impact on the Company's consolidated performance. The exercise price applicable to all Employee Options cannot be less than 100% of the fair market value of the common stock of the Company on the date the Employee Option is granted and cannot be less than 110% in specified circumstances. However, the Compensation Committee has the authority to select an exercise price greater than 100% or 110% of the fair market value of the common stock of the Company on the date the stock option is granted. In fiscal 2002, the exercise price was $3.52. The Committee determined the fair market value of the common stock of the Company on the date of the Employee Option grant to be the average of the closing prices of the Company's stock on the New York Stock Exchange for the last 20 trading days prior to the date of such grant.

Internal Revenue Code Section 162(m) Implications for Executive Compensation

     Section 162(m) of the Internal Revenue Code generally limits the Company's federal income tax deduction for compensation paid to each of the Named Executive Officers to $1,000,000 per year. The Internal Revenue Code provides an exemption from the deduction limit for certain types of

"performance-based compensation." The Compensation Committee's general philosophy has been to obtain shareholder approval of incentive compensation arrangements for the Named Executive Officers to qualify such compensation for the "performance-based compensation" exemption and to preserve the related federal income tax deduction for compensation for any Named Executive Officer that exceeds $1,000,000 in any given year. Specifically, the Stock Incentive Plan, the Officer and Key Employee Incentive Plan and the Executive Deferred Compensation Plan are generally intended to provide benefits that qualify as "performance-based compensation" exempt from the $1,000,000 deduction limit and were approved by the Company's shareholders. However, the Compensation Committee has not adopted a blanket policy limiting executive compensation to fully tax-deductible amounts in every case, and nondeductible payments could occur, for example, in the event of a change of control.

     None of the Named Executive Officers exceeded the $1,000,000 limit for fiscal year 2002. It is not anticipated that any of the Named Executive Officers will exceed such limit for fiscal year 2003.

Compensation Committee Composition

     The foregoing report is submitted by the members of the Compensation Committee as of the Record Date: John Sharp Howie (Chairman), Frank R. Burnside, Jr., W. A. Percy II, and David M. Ratcliffe.

EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

     The table below sets forth the compensation paid by the Company to each of the Named Executive Officers during fiscal years 2002, 2001 and 2000.
Summary Compensation Table
	Annual Compensation				Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus(2) ($)	Other Annual Compensation(3) ($)	Securities Underlying Options (#)	All Other Compensation(4) ($)
Charles O. Dunn President and Chief Executive Officer	2002 2001 2000	516,743 503,573 501,692	0 0 0	5,225 5,100 15,207	38,000 38,000 76,000	0 888,973 0
C. E. McCraw Senior Vice President- Operations	2002 2001 2000	280,213 273,071 272,051	0 0 0	5,225 5,100 7,964	30,000 20,000 40,000	0 338,696 0
Robert E. Jones Senior Vice President- Corporate Development	2002 2001 2000	280,213 273,071 272,051	0 0 0	5,225 5,100 7,964	30,000 20,000 40,000	0 325,988 0
Timothy A. Dawson Senior Vice President and Chief Financial Officer	2002 2001 2000	227,358 221,564 220,736	0 0 0	5,225 5,100 6,736	25,000 15,000 30,000	0 91,162 0
William L. Smith Vice President and General Counsel	2002 2001 2000	216,429 210,913 210,125	20,000 0 0	5,225 5,100 6,136	25,000 15,000 30,000	0 16,250 0

     (1)  Raises are normally effective July 1 of each fiscal year. Although each of the Named Executive Officers would have received a raise in excess of 2-1/2% under the Company's salary administration program for fiscal years 2000, 2001, and 2002, raises for fiscal year 2000 (effective July 1, 1999) for all executive officers were limited to 2-1/2% by the Compensation Committee as a result of the Company's performance. The Compensation Committee did not award raises to any executive officers for fiscal year 2001 (effective July 1, 2000), as a result of the Company's performance. However, the Compensation Committee did award a 3% general raise during fiscal year 2001 to all employees (including executive officers) effective May 16, 2001. The Compensation Committee did not award a raise to any executive officer during fiscal year 2002. The salary information above is each Named Executive Officer's actual salary for each fiscal year. Therefore, the salary given for fiscal year 2001 reflects a month and a half of the 3% increase effective May 16, 2001. The salary given for fiscal year 2002 reflects 12 months of the same 3% increase effective May 16, 2001.

     (2)  None of the Named Executive Officers received a bonus under the Officer and Key Employee Incentive Plan or a profit sharing payment under the Company's profit sharing plan applicable to all employees for fiscal years 2000, 2001 or 2002, because the Company did not meet the financial tests under such plans for bonuses or profit sharing payments to be distributed. Mr. Smith's 2002 bonus was unanimously approved by the Board in light of certain specific accomplishments and not pursuant to the Plans mentioned above.

     (3)  Amounts represent the Company's matching contributions on the employee's salary contributions under the 401(k) Plan and, until the termination of the Supplemental Benefit Plan, also included the amount of such matching contributions which the Company would have made pursuant to the 401(k) Plan but for the effect of certain provisions of the Internal Revenue Code and regulations thereunder.

     (4)  Effective June 27, 2001, the Board terminated the Supplemental Benefit Plan, which had been established in 1984 because certain provisions of the Internal Revenue Code and regulations thereunder prohibit the Company from providing to the Named Executive Officers and certain others the same benefits which the Company provides to all other regular employees under its Pension Plan and 401(k) Plan. The Board terminated the Supplemental Benefit Plan as a result of the Company's performance and to prevent the accrual of additional liability under such plan, and the Company exercised its right under the Supplemental Benefit Plan to settle all liabilities thereunder. The amount distributed to each Named Executive Officer represents the net present value of the future distributions (accrued prior to the date of termination) the Named Executive Officer would have received based on the 5.78% discount rate required by the Internal Revenue Code and regulations thereunder. The distribution was a taxable event for each Named Executive Officer for federal and state income tax purposes.

Stock Options

     The following table contains information concerning the grant of Employee Options to the Named Executive Officers during fiscal 2002. We used the Black-Scholes option pricing model to develop the theoretical values set forth under the "Grant Date Present Value" column. The Black-Scholes option pricing model includes assumptions which may or may not be realized or realistic. Each Named Executive Officer receives value from the Employee Options only to the extent that the price of the Company's common stock on the exercise date exceeds the price (as calculated under the Stock Incentive Plan) of the stock on the grant date. Thus, there is no assurance that the value received by the Named Executive Officers will be at or near the value estimated by the Black-Scholes model. These amounts should not be used to predict performance of the Company's common stock. If exercised on September 17, 2002, the Employee Options granted in fiscal 2001 would have no value since the market value of the Company's common stock as of that date was less than the exercise price of $3.52 per share.

Stock Option Grants During Fiscal Year 2002
	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	% of Total Stock Options Granted to Employees in Fiscal Year(1)	Purchase, Exercise, or Base Price(2) ($/Share)	Expiration Date	Grant Date Present Value(3) ($)
Charles O. Dunn	38,000	8.7	3.52	07/02/11	45,220
C. E. McCraw	30,000	6.9	3.52	07/02/11	35,700
Robert E. Jones	30,000	6.9	3.52	07/02/11	35,700
Timothy A. Dawson	25,000	5.7	3.52	07/02/11	29,750
William L. Smith	25,000	5.7	3.52	07/02/11	29,750

     (1)  Total Employee Options granted during fiscal 2002 were for 437,500 shares. All options granted are exercisable six months after their July 2, 2001, grant date. All options vest immediately in the event of a change of control as defined in the Stock Incentive Plan. No stock appreciation rights ("SARs") were granted in fiscal 2002.

     (2)  Determined by the average of the closing prices of the Company's common stock on the New York Stock Exchange on the 20 trading days prior to the grant date, July 2, 2001.

     (3)  The Black-Scholes option pricing model assumptions include (a) an option term of six years, (b) a risk-free rate of return of 4.52%, and (c) a 33% volatility. If exercised on September 17, 2002, the stock options granted in fiscal 2001 would have no value since the market value of the Company's common stock as of that date was less than the exercise price of $3.52 per share.

Option Exercises and Holdings

     The following table sets forth information relating to the exercise of options during fiscal 2002 by the Named Executive Officers and unexercised options held by the Named Executive Officers as of June 30, 2002:

Aggregated Option Exercises in Fiscal Year 2002 and Value of Unexercised Options at End of Fiscal Year 2002
	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at FY-End 06/30/02 (#)		Value of Unexercised Stock Options at FY-End 06/30/02 ($)
Name	(#)	($)	Exercisable(1)	Unexercisable	Exercisable	Unexercisable
Charles O. Dunn	0	0	348,288	0	0	0
C. E. McCraw	0	0	189,210	0	0	0
Robert E. Jones	0	0	183,750	0	0	0
Timothy A. Dawson	0	0	128,225	0	0	0
William L. Smith	0	0	96,250	0	0	0

     (1)  Exercisable numbers are the number of options that could have been exercised as of June 30, 2002.

Pension Benefits

     The following table sets forth the estimated single-life annual pension annuity benefit provided to eligible participants at age 65 under the Company's defined benefit plan (the "Pension Plan"), based on the specified levels of pay and years of credited service. Listed benefits are not subject to deductions for social security or other offset amounts. The Internal Revenue Code prohibits the Company from providing full benefits under the Company's Pension Plan to executive officers and certain other employees.

     The following table sets forth the estimated single-life annual pension annuity benefit provided to eligible participants at age 65 under the Company's defined benefit plan (the "Pension Plan"), based on the specified levels of pay and years of credited service. Listed benefits are not subject to deductions for social security or other offset amounts. The Internal Revenue Code prohibits the Company from providing full benefits under the Company's Pension Plan to executive officers and certain other employees.
Pension Plan Table (in dollars)
	Years of Service
Remuneration	15	20	25	30	35
25,000	4,688	6,250	7,813	9,375	10,938
50,000	9,375	12,500	15,625	18,750	21,875
100,000	22,440	28,930	35,488	42,045	48,895
150,000	37,440	48,930	60,488	72,045	83,895
200,000	43,440	56,930	70,488	84,045	97,895
250,000	43,440	56,930	70,488	84,045	97,895
300,000	43,440	56,930	70,488	84,045	97,895
350,000	43,440	56,930	70,488	84,045	97,895
400,000	43,440	56,930	70,488	84,045	97,895
450,000	43,440	56,930	70,488	84,045	97,895
500,000	43,440	56,930	70,488	84,045	97,895

     Pension benefits are based on the average of the participant's five highest annual earnings amounts during employment and do not include bonus, overtime or shift differentials. The table below shows the average earnings (calculated as described above) of, and the number of years of credited service obtained by, the Named Executive Officers as of the end of fiscal 2002.
Name	Average Earnings*	Years of Service
Charles O. Dunn	$483,284	23
C. E. McCraw	$265,584	28
Robert E. Jones	$261,948	27
Timothy A. Dawson	$215,877	20
William L. Smith	204,236	4

* The amounts listed do not reflect the earnings limits imposed by Internal Revenue Code Section 401(a)(17). Pension benefits for the Named Executive Officers will not be calculated in the manner provided by the Pension Plan for all participants, but will be limited by operation of Internal Revenue Code Section 401(a)(17), absent a change in the law.

Employment Agreements

     The Compensation Committee has approved the Company's amending and restating severance agreements with each of the Named Executive Officers (all dated as of July 29, 1996, except Mr. Smith's which is dated October 1, 1997) in order to secure their commitment to remain employed with the Company for at least two years (through July 31, 2004), and because of the Compensation Committee's determination that their performance, the Company's ability to retain them as employees, and their impartial assistance to the Board in the evaluation of any potential mergers, acquisitions, sales or similar transactions would be enhanced thereby. Each of the agreements with the Named Executive Officers provides certain additional compensation in the event of termination of the executive's employment during the two-year employment term (excluding termination by reason of the executive's resignation, disability, death, or termination "for cause" as defined in the agreements) or in connection with a "change of control" (as defined in the agreements) of the Company, during the two-year employment term or thereafter. Payments are triggered under each agreement if the executive is terminated during the two-year employment term or within three years following a change of control "without cause" (as defined in the agreements); if the executive terminates employment for "good reason" (as defined in the agreements) within three years following a change of control; or if the executive terminates employment for any reason within 90 days of a change of control.

     The benefits paid differ depending on whether the termination is without cause or in connection with a change of control and when the termination of the Named Executive Officers occurs. A termination without cause in the first year of the employment term includes a salary benefit in an amount equal to 50% of the executive's annual base salary and an additional 50% of the executive's annual base salary if he executes a liability release in the Company's favor. If such termination occurs during the second year of the employment term, the salary benefit payment will be limited to 1/12 of 50% of the executive's annual base salary multiplied by the number of calendar months remaining in the employment term, including the calendar month in which the termination occurs, plus an equal amount if he executes a liability release in the Company's favor. If the executive is terminated in connection with a change of control, the salary benefit includes a payment of 100% of the executive's annual base salary and an additional two times the executive's annual base salary if he executes a liability release in the Company's favor. In addition to the foregoing benefits, in each case, the executive will receive the following benefits, with the amount and length of time determined by the cause and timing of termination: a pro rata portion of the executive's target bonus ("Superior Bonus" as defined in the Officer and Key Employee Incentive Plan) for the current fiscal year if applicable (and it is not applicable for fiscal year 2002); a cash payment equal to a number of months of medical plan premiums; continuation of, and payment of premiums for, certain welfare benefits; and payment of outplacement services. Total benefits contingent on termination of employment in connection with a change of control (including special change of control benefits under the Stock Incentive Plan) are generally limited so that the Company will not pay any "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code unless the amounts that would be reduced to avoid any such excess parachute payment are more than the additional taxes (including the excise tax under Internal Revenue Code Section 4999) that would be due if such amounts were paid to the executive.

Performance Graph

     The following graph compares the five-year cumulative total returns (June 30, 1998 - June 30, 2002) of an investment of $100 in the Company's common stock, the S&P 600®, and the 6-Stock Custom Composite Index, a self-selected peer group of fertilizer manufacturers that consists of Agrium Inc., IMC Global Inc., Norsk Hydro AS-ADR, Phosphate Resource Partners, Potash Corporation of Saskatchewan and Terra Industries Inc.

CUMULATIVE TOTAL RETURN
Based upon an initial investment of $100 on June 30, 1997
with dividends reinvested
$200
$150
$100
$50
$0
Jun-97
Jun-98
Jun-99
Jun-00
Jun-01
Jun-02
Mississippi Chemical Corp.
Custom Composite Index (6 Stocks)
S&P Smallcap Index
SOURCE: GEORGESON SHAREHOLDER COMMUNICATIONS INC.

	Jun-97	Jun-98	Jun-99	Jun-00	Jun-01	Jun-02
Mississippi Chemical Corporation	$100	$81	$50	$25	$16	$6
Custom Composite Index (6 Stocks)	$100	$87	$69	$70	$72	$82
S&P Smallcap Index	$100	$119	$117	$133	$148	$149

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

     The following table shows shares of the Company's stock that we believe were beneficially owned as of June 30, 2002, based on filings required of such owners by the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	2,153,380	8.23
Rutabaga Capital Management LLC 641 Broad Street, 3rd Floor Boston, MA 02109	1,727,800	6.60

Security Ownership of Management

     The following table shows the number of shares of the Company's common stock that was beneficially owned by each director and Named Executive Officer as of September 17, 2002, together with the aggregate number of shares owned beneficially by all directors and executive officers as a group. No director or executive officer listed below beneficially owned more than 1% of the shares outstanding as of September 17, 2002, except Mr. Dunn who beneficially owned approximately 1.49% of the shares outstanding. The sum of the beneficial ownership of all directors and executive officers as a group represents approximately 7.56% of the shares outstanding as if the options and deferred stock units among those shares had all been outstanding on September 17, 2002.
Nonemployee Directors	Amount and Nature of Beneficial Ownership(1)
Reuben V. Anderson(2)	27,608
Coley L. Bailey(3)	90,184
Haley Barbour(4)	39,763
Frank R. Burnside, Jr. (5)	76,675
W. R. Dyess(6)	49,963
Woods E. Eastland(7)	64,612
John Sharp Howie(8)	68,782
George Penick(9)	43,263
W. A. Percy II(10)	40,713
David M. Ratcliffe(11)	43,579
Wayne Thames(12)	57,283
Named Executive Officers
Charles O. Dunn(13)	390,349
C. E. McCraw(14)	205,787
Robert E. Jones(15)	201,267
Timothy A. Dawson(16)	144,192
William L. Smith(17)	103,719
All Directors and Executive Officers as a Group(18)	1,980,024

     (1)     Beneficial ownership is the ownership of stock, either direct or indirect, which includes the power to vote or the power to dispose of the stock. Stock which an individual may acquire by exercising options or by distribution from an employee benefits plan is beneficially owned under certain circumstances even if such an exercise or distribution has not taken place.

          The figures in the table include shares of stock that the named individuals own directly. In addition, these figures include shares that certain named individuals own, or are presumed to own, indirectly as a result of their relationship with another person or entity.

          The table reflects deferred stock units credited to individual directors under the Nonemployee Directors' Deferred Compensation Plan and to individual executive officers under the Executive Deferred Compensation Plan. The figures in the table assume that deferred stock units could be converted into common stock and distributed to the named individuals within 60 days of September 17, 2002, even though many of the units referenced in the table will not be eligible for conversion and distribution within that time frame.

          The table also reflects shares subject to nonqualified stock options issued to the named individuals pursuant to the Directors' Stock Plan or the Stock Incentive Plan which could have been exercised by the named individuals on September 17, 2002, or that will become exercisable within 60 days after September 17, 2002. If exercised as described above, the stock options included in the above table would have no value since the price of the Company's common stock on that date was less than the exercise price on all the options which could have been exercised through that date.

          For each named individual, a footnote indicates the number of shares of common stock, deferred stock units, options, and other indirectly held shares included in the total number. The footnote also identifies the extent to which each of the named individuals shares voting power and/or the power to dispose of any of the beneficially owned shares.

     (2)     Includes 1,000 shares of common stock, 24,208 deferred stock units under the Nonemployee Directors' Deferred Compensation Plan, and options to purchase 2,400 shares which are currently exercisable or will become exercisable within 60 days.

     (3)     Includes 9,057 shares of common stock, 54,127 deferred stock units under the Nonemployee Directors' Deferred Compensation Plan, options to purchase 25,000 shares which are currently exercisable or will become exercisable within 60 days, and 2,000 shares belonging to Joe N. Bailey, Jr., Family Trust in which Mr. Bailey shares investment power.

     (4)     Includes 394 shares of common stock, 30,119 deferred stock units under the Nonemployee Directors' Deferred Compensation Plan, options to purchase 9,000 shares which are currently exercisable or will become exercisable within 60 days, and 250 shares which are owned by the Barbour, Griffith & Rogers Profit Sharing Trust.

     (5)     Includes 5,207 shares of common stock, 30,132 deferred stock units under the Nonemployee Directors' Deferred Compensation Plan, options to purchase 12,500 shares which are currently exercisable or will become exercisable within 60 days, 100 shares owned by Mr. Burnside's son, Frank Burnside III, and 28,736 shares which are owned by Newellton Elevator Company, Inc., which is an affiliate of Mr. Burnside's. Mr. Burnside disclaims beneficial ownership of the 100 shares owned by his son. Mr. Burnside shares the power to vote and dispose of the shares owned by Newellton Elevator Company, Inc.

     (6)     Includes 671 shares of common stock, 19,988 deferred stock units under the Nonemployee Directors' Deferred Compensation Plan, options to purchase 12,500 shares which are currently exercisable or will become exercisable within 60 days, 14,100 shares which are owned by Dyess Farm Center, Inc., and 2,704 shares which are owned by ABC Ag Center, Inc. Dyess Farm Center, Inc., and ABC Ag Center, Inc., are affiliates of Mr. Dyess's.

     (7)     Includes 27,729 shares of common stock, 24,383 deferred stock units under the Nonemployee Directors' Deferred Compensation Plan, and options to purchase 12,500 shares which are currently exercisable or will become exercisable within 60 days.

     (8)     Includes 7,282 shares of common stock, 40,219 deferred stock units under the Nonemployee Directors' Deferred Compensation Plan, options to purchase 18,000 shares which are currently exercisable or will become exercisable within 60 days, 1,903 shares which are owned by Pauline W. Howie and John Sharp Howie DBA Cedar Grove Plantation, and 1,378 shares which are owned by Hillsdale Plantation, an affiliate of Mr. Howie's.

     (9)     Includes 1,792 shares of common stock, 28,971 deferred stock units under the Nonemployee Directors' Deferred Compensation Plan, and options to purchase 12,500 shares which are currently exercisable or will become exercisable within 60 days.

     (10)     Includes 4,181 shares of common stock, 30,132 deferred stock units under the Nonemployee Directors' Deferred Compensation Plan, and options to purchase 6,400 shares which are currently exercisable or will become exercisable within 60 days.

     (11)     Includes 947 shares of common stock, 30,132 deferred stock units under the Nonemployee Directors' Deferred Compensation Plan, and options to purchase 12,500 shares which are currently exercisable or will become exercisable within 60 days.

     (12)     Includes 14,651 shares of common stock, 30,132 deferred stock units under the Nonemployee Directors' Deferred Compensation Plan, and options to purchase 12,500 shares which are currently exercisable or will become exercisable within 60 days.

     (13)     Includes 24,267 shares of common stock, 17,794 deferred stock units under the Executive Deferred Compensation Plan, and options to purchase 348,288 shares which are currently exercisable or will become exercisable within 60 days.

     (14)     Includes 12,050 shares of common stock, 4,527 deferred stock units under the Executive Deferred Compensation Plan, and options to purchase 189,210 shares which are currently exercisable or will become exercisable within 60 days.

     (15)     Includes 16,346 shares of common stock, 1,171 deferred stock units under the Executive Deferred Compensation Plan, and options to purchase 183,750 shares which are currently exercisable or will become exercisable within 60 days.

     (16)     Includes 8,000 shares of common stock, 7,967 deferred stock units under the Executive Deferred Compensation Plan, and options to purchase 128,225 shares which are currently exercisable or will become exercisable within 60 days.

     (17)     Includes 7,469 shares of common stock and options to purchase 96,250 shares which are currently exercisable or will become exercisable with 60 days.

     (18)     Includes 37,026 shares of common stock owned by executive officers not named in the table, 15,919 deferred stock units credited to such officers under the Executive Deferred Compensation Plan, and options to purchase 279,340 shares granted to such officers which are currently exercisable or will become exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

     The Securities and Exchange Act of 1934 requires all of the Company's executive officers and directors to report any changes in their ownership of the Company's common stock to the Securities and Exchange Commission and to us. Based solely upon a review of these reports and representations from the reporting persons regarding their ownership, we believe that during fiscal 2002 our executive officers and directors complied with all Section 16 filing requirements, except for the inadvertent failure of the Company to file a Form 4 by July 10, 2002, with respect to a single transaction on June 1, 2002, that automatically converted 5,749 phantom stock units of Mr. Eastland to a like number of shares of common stock of the Company under the Nonemployee Directors' Deferred Compensation Plan. The Company had accepted Mr. Eastland's obligation to file the Form 4, which was not filed until October 1, 2002.

AUDIT COMMITTEE REPORT

Overview

     The Board amended and restated the Charter for the Audit Committee on September 27, 2002, to conform the Audit Committee's responsibilities and composition to new rules adopted by the Securities and Exchange Commission, and the provisions of the Sarbanes-Oxley Act of 2002. On an annual basis, the Audit Committee reviews the adequacy of the Audit Committee Charter with the Board.

     The Audit Committee consists of four independent, nonemployee directors. All of the members of the Audit Committee are considered by the Board to be financially literate and at least two, Mr. Eastland and Mr. Percy, are considered by the Board to have accounting or related financial management expertise.

Financial Statement Review

     The Audit Committee has: (a) reviewed and discussed the audited financial statements with the management of the Company; (b) discussed with the Company's independent auditors, KPMG LLP, the matters required to be discussed by Statement on Auditing Standards No. 61; (c) received from the Company's independent auditors the written disclosures and the letter required by Independence Standard Board Standard No. 1, and has discussed with the Company's independent auditors their independence; and (d) based on the review and discussions referred to in clauses (a), (b) and (c) above, recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal year 2002 for filing with the Securities and Exchange Commission.

Independent Auditors

     On April 25, 2002, upon the recommendation of the Audit Committee, the Board decided to no longer engage Arthur Andersen LLP ("Arthur Andersen") as the Company's independent auditors effective immediately. Arthur Andersen's reports on the Company's consolidated financial statements for each of the years ended June 30, 2001 and 2000, did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. During the years ended June 30, 2001 and 2000, and through April 25, 2002, there were no disagreements with Arthur Andersen on any matter or accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company's consolidated financial statements for such years, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. The Company provided Arthur Andersen with a copy of the foregoing disclosures. A copy of Arthur Andersen's letter, dated April 30, 2002, stating its agreement with such disclosures is attached as Exhibit 16 to our Form 8-K, filed on May 1, 2002, with the Securities and Exchange Commission.

     Effective May 13, 2002, upon the recommendation of the Audit Committee, the Board engaged KPMG LLP ("KPMG") as the Company's independent auditors. During the years ended June 30, 2001 and 2000, and through May 13, 2002, the Company did not consult with KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as set forth in Items 302(a)(2)(i) and (ii) of Regulation S-K. Representatives of KPMG LLP are expected to be present at our Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Upon the recommendation of the Audit Committee, the Board has selected KPMG LLP as the Company's independent auditor for fiscal year 2003.

Audit Fees

     The Company paid Arthur Andersen LLP approximately $47,250 in review fees for fiscal year 2002 and paid KPMG LLP approximately $265,000 in audit and review fees for the same period.

Financial Information Systems Design and Implementation Fees

     The Company did not pay Arthur Andersen LLP or KPMG LLP any financial information systems design and implementation fees for fiscal year 2002.

All Other Fees

     The Company paid Arthur Andersen LLP approximately $53,000 in nonaudit fees for fiscal year 2002, primarily for tax consulting services. The Company paid KPMG LLP $48,150 in nonaudit fees for fiscal year 2002, primarily for tax consulting services. The Audit Committee considers the provision of nonaudit related services to be compatible with maintaining the auditor's independence.

Audit Committee Composition

     The foregoing report is submitted by the members of the Audit Committee as of the Record Date: Woods E. Eastland (Chairman), Haley Barbour, W. A. Percy II, and Wayne Thames.
By Order of the Board of Directors /s/ Rosalyn B. Glascoe ROSALYN B. GLASCOE Corporate Secretary

EXHIBIT 1

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
AS ADOPTED BY THE BOARD OF DIRECTORS
ON SEPTEMBER 27, 2002

  PURPOSES AND RESPONSIBILITIES

The purpose of the Audit Committee is to (a) assist Board oversight of (i) the integrity of the financial statements of Mississippi Chemical Corporation (the "Company"), (ii) the Company's compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Company's independent auditors (the "Outside Auditors") and (iv) the performance of the Company's internal audit function and the Outside Auditors, and (b) prepare the report required by the rules of the Securities and Exchange Commission (the "Commission") to be included in the Company's annual proxy statement.

The Audit Committee has responsibility to:

  oversee the integrity of the audit process, financial reporting and internal accounting controls of the Company;

  oversee the work of the Company's financial management ("Management"), internal auditors (the "Internal Auditors") and independent auditors (the "Outside Auditors") in these areas;

  ensure that Management properly develops and adheres to a sound system of internal accounting and financial controls and that the Internal Auditors and the Outside Auditors objectively assess the Company's financial reporting, accounting practices and internal controls; and

  provide an open avenue of communication between the Outside Auditors, the Internal Auditors and the Board.

The Audit Committee will adopt policies and procedures for carrying out its responsibilities. Such policies and procedures should be flexible so the Audit Committee may react to changing conditions.

  MEMBERSHIP OF THE COMMITTEE

    The Audit Committee will consist of three or more directors as determined by the Board (upon the recommendation of the Corporate Governance Committee) and appointed in accordance with the Company's bylaws.

    Each member of the Audit Committee shall satisfy the independence and experience requirements of the New York Stock Exchange, as such requirements are interpreted by the Board in its business judgment.

    The Chairman of the Audit Committee must have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment from time to time.

    The Board (upon the recommendation of the Corporate Governance Committee) will determine a director's eligibility to serve on the Audit Committee.

  MEETINGS OF THE AUDIT COMMITTEE

    The Audit Committee will meet as often as it deems appropriate to discharge its responsibilities, but shall meet at least quarterly. The Audit Committee may ask members of Management, the Outside Auditors, the Internal Auditors or others to attend any of its meetings and to provide any information it may deem appropriate. Meetings may be telephonic.

    To the extent it deems necessary in its business judgment, the Audit Committee will meet separately with Management, the Outside Auditors and the Internal Auditors not less frequently than quarterly to discuss matters for which the Audit Committee has responsibility.

  SPECIFIC RESPONSIBILITIES OF THE AUDIT COMMITTEE

    Selection and Oversight of the Outside Auditors

      The Outside Auditors are ultimately accountable to the Board and the Audit Committee.

      The Audit Committee shall have the sole authority to (a) appoint or replace the Outside Auditors and (b) approve all audit engagement fees and terms, as well as all non-audit engagements of the Outside Auditors.

      The Audit Committee will, at least annually, obtain and review a report by the Outside Auditors describing (a) such firm's internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of such firm or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by such firm, and any steps taken to deal with any such issues, and (c) all relationships between the Outside Auditors and the Company (in order to assess the Outside Auditors' independence).

      The Audit Committee will evaluate the qualifications, performance and independence of the Outside Auditors, including considering whether the Outside Auditors' quality controls are adequate and the provision of non-audit services is compatible with maintaining the Outside Auditor's independence and taking into account the opinions of Management and the Internal Auditors. The Audit Committee shall present its conclusions to the Board and, if so determined by the Audit Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the Outside Auditors.

      The Audit Committee will consider whether, in order to assure the continuing independence of the Outside Auditors, it is appropriate to adopt a policy of rotating the lead and/or concurring audit partner of the Outside Auditors.

    Appointment and Oversight of Internal Auditors.

      The Audit Committee will review and concur in the appointment, replacement, reassignment or dismissal of the Company's Manager, Corporate Audit and the size of the audit staff.

      The Audit Committee will, as it deems necessary in its business judgment, evaluate the Internal Auditors and their impact on the accounting practices, internal controls and financial reporting of the Company.

    Oversight and Review of Accounting Principles and Practices and Internal Controls.

    The Audit Committee will, as it deems necessary in its business judgment, exercise oversight of, and review and discuss with Management, the Outside Auditors and the Internal Auditors:

      the quality, appropriateness and acceptability of the Company's accounting principles used in its financial reporting, the clarity of the financial disclosures made, changes in the Company's accounting principles or practices, the application of particular accounting principles and disclosure practices by Management to new transactions or events;

      potential major changes in generally accepted accounting principles and the effect of those changes on the Company's financial statements;

      changes in accounting principles and financial reporting policies proposed to be implemented by the Company;

      significant litigation, contingencies and claims against the Company and material accounting issues that require disclosure in the Company's financial statements;

      information regarding any "second" opinions sought by management from an independent auditor with respect to the accounting treatment of a particular event or transaction;

      Management's compliance with the Company's processes, procedures and internal controls;

      the adequacy and effectiveness of the Company's internal accounting and financial controls and the recommendations of Management, the Outside Auditors and Internal Auditors for the improvement of accounting practices and internal controls;

      disagreements between Management and the Outside Auditors or the Internal Auditors regarding the application of any accounting principles or any other matter;

      all material off-balance sheet transactions, including related-party transactions, that could have a material effect on the Company's financial statements;

      information regarding the value of goodwill on the balance sheet;

      information on the carrying value on the balance sheet of impaired or non-performing assets;

      information regarding any substantial risk that accrued revenue of a significant amount will be unrealized;

      the existence of material pledges or guarantees by the Company of the obligations of others, including employees;

      the existence and disclosure of all material related-party transactions;

      method of accounting of any derivatives and its compliance with applicable standards;

      discussion of all material contingent liabilities; and

      the status of compliance with loan covenants.

    Oversight and Monitoring of the Company's Financial Statements and Audits.

    The Audit Committee will, as it deems necessary in its business judgment:

      review with the Outside Auditors, the Internal Auditors and Management the audit function generally, the scope of proposed audits of the Company's financial statements and the audit procedures to be used in those audits;

      review the audit efforts with the Outside Auditors, the Internal Auditors and Management to ensure effective use of audit resources;

      review information regarding internal audits;

      review with the Outside Auditors and Management each set of audited financial statements and the notes to those financial statements and, with respect to the Company's audited financial statements for the preceding fiscal year, to recommend whether those audited financial statements should be included in the Company's Annual Report on Form 10-K relating to that fiscal year; and

      discuss with the Outside Auditors any serious difficulties or disputes with Management encountered during the course of the audit, including any adjustments to the financial statements recommended by the Outside Auditors and rejected by Management.

    Communications with the Outside Auditors.

    The Audit Committee will, as it deems necessary in its business judgment, communicate with the Outside Auditors:

      to obtain information concerning accounting principles adopted by the Company, internal controls of the Company, Management, the Company's financial, accounting and internal auditing personnel and the impact of each on the quality and reliability of the Company's financial reporting;

      obtain the information required to be disclosed to the Company by generally accepted auditing standards in connection with the conduct of an audit, including topics covered by SAS 54, 60, 61 and 82, and any issues involving the Company on which the Outside Auditors communicated with their national office;

      require the Outside Auditors to review the financial information included in the Company's Quarterly Reports on Form 10-Q in accordance with Rule 10-01(d) of Regulation S-X of the Securities and Exchange Commission (the "Commission") prior to the Company filing such reports with the Commission and to provide to the Company for inclusion in the Company's Quarterly Reports on Form 10-Q any reports of the Outside Auditors required by Rule 10-01(d).

    Communications with the Internal Auditors.

    The Audit Committee will, as it deems necessary in its business judgment, communicate with the Internal Auditors to obtain information concerning accounting principles adopted by the Company, internal controls of the Company, Management, the Company's financial and accounting personnel and the impact of each on the quality and reliability of the Company's financial statements.

    Communications with Management.

    The Audit Committee will, as it deems necessary in its business judgment, communicate with Management to obtain information concerning accounting principles adopted by the Company, internal controls of the Company, the Outside Auditors, the Company's financial, accounting and internal auditing personnel and the impact of each on the quality and reliability of the Company's financial statements.

    Audit Committee Reports.

      The Audit Committee will prepare annually a report for inclusion in the Company's proxy statement relating to its annual shareholders meeting. In that report, the Audit Committee will state whether it has: (a) reviewed and discussed the audited financial statements with Management; (b) discussed with the Outside Auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as that statement may be modified or supplemented from time to time; (c) received from the Outside Auditors the written disclosures and the letter required by Independence Standard Board Standard No. 1, as that standard may be modified or supplemented from time to time, and has discussed with the Outside Auditors, the Outside Auditors' independence; and (d) based on the review and discussions referred to in clauses (a), (b) and (c) above, recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the Commission.

      To the extent such information is not included in the annual report of the Audit Committee to be included in the Company's proxy statement relating to its annual shareholders meeting, the Audit Committee will also report at least annually to the Board on significant results of its activities and compliance with this Charter.

    Additional Responsibilities.

    The Audit Committee will:

      As it deems necessary in its business judgment, conduct or authorize investigations into any matters within the Audit Committee's scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel and other professionals to assist in the conduct of any investigation.

      Review annually with the General Counsel the controls and policies pertaining to hedging activities with respect to natural gas and fertilizer products.

      Review annually with the Chief Financial Officer the Company's Interest Rate Risk Management Policy. There should also be reviewed at least annually a report showing outstanding interest rate derivatives transactions and market positions.

      Review annually risk management with the Company's risk manager. This review would include the cost and coverage.

      Review annually with the full Board of Directors the adequacy of the Audit Committee Charter.

      Report regularly to the Board on the business conducted by the Audit Committee.

      Evaluate the Audit Committee's performance annually.

      Establish hiring policies for employees or former employees of the Outside Auditor.